Conflict Mineral Form SD

Zeltiq Aesthetics, Inc.
Conflict Minerals Report
For the reporting period from January 1, 2013 to December 31, 2013

This Conflict Minerals Report (the “Report”) of Zeltiq Aesthetics, Inc. (the “Company”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934 for the reporting period January 1, 2013 to December 31, 2013.

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products and the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals, which we collectively refer to in this Report as the “Conflict Minerals,” are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten. The “Covered Countries,” for the purposes of the Rule and this Report, are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola. As described in this Report, certain of the Company’s operations manufacture, or contract to manufacture, products that contain Conflict Minerals that are necessary to the functionality or production of those products (the “Necessary Conflict Minerals”). As discussed below, following the performance of a reasonable country-of-origin inquiry (“RCOI”) and due diligence on the source and chain of custody of the Necessary Conflict Minerals, the Company has reasonably concluded that is unable to determine whether, with respect to any of its Covered Products (as defined below), Necessary Conflict Minerals were used, directly or indirectly, to finance or benefit armed groups in the Covered Countries and that, therefore, such Covered Products are “DRC Conflict Undeterminable.”

Description of the Company’s Products Covered by this Report
The Company is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled cooling technology platform. The Company’s first commercial product, the CoolSculpting® system, is designed to selectively reduce stubborn fat bulges. The Company generates revenue from sales of the CoolSculpting system, including CoolSculpting applicators, and related consumables, such as the CoolSculpting procedure packs (which contain Cool Cards) needed to perform procedures.

This Report relates to products: (i) for which Conflict Minerals are necessary to their functionality or production; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during calendar year 2013.

These products, which are referred to in this Report collectively as the “Covered Products,” are the following: the CoolSculpting control unit (the base of the CoolSculpting system), all CoolSculpting applicators, and all CoolCards.

The Company’s Reasonable Country–of-Origin Inquiry and Due Diligence Process
Reasonable Country-of-Origin Inquiry. The Company has conducted a good faith reasonable country-of-origin inquiry regarding the Necessary Conflict Minerals. This good faith reasonable country-of-origin inquiry was reasonably designed to determine whether any of the Necessary Conflict Minerals originated in the Covered Countries and whether any of the Necessary Conflict Minerals may be from recycled or scrap sources. Because, as a result of the RCOI, the Company was unable to determine the countries of origin of all of the

Necessary Conflict Minerals in its supply chain, the Company also performed due diligence on the source and chain of custody of the Necessary Conflict Minerals.

Design of Due Diligence. The Company’s due diligence measures have been designed to conform, in all material respects, to the framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”), consistent with the Company’s position as a downstream company.

Description of Due Diligence Measures. The Company’s supply chain with respect to the Covered Products is complex, and its manufacturing process is significantly removed from the mining, smelting and refining of Conflict Minerals. In this regard, the Company does not purchase Conflict Minerals directly from mines, smelters or refiners, and there are many third parties in the supply chain between the ultimate manufacture of the Covered Products and the original sources of Conflict Minerals. Moreover, the Company believes that the smelters and refiners of the Conflict Minerals are best situated to identify the sources of Conflict Minerals and, therefore, has taken steps to identify the applicable smelters and refiners of Necessary Conflict Minerals in the Company’s supply chain. However, tracing these minerals to their sources is a challenge that requires the Company to rely on its suppliers in its efforts to achieve supply chain transparency, including obtaining information regarding the origin of the Necessary Conflict Minerals. The information provided by suppliers may be inaccurate or incomplete or subject to other irregularities. In addition, because of the Company’s relative location within the supply chain in relation to the actual extraction and transport of Conflict Minerals, its ability to verify the accuracy of information reported by suppliers is limited. Accordingly, the Company can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the Necessary Conflict Minerals in the Covered Products.

Conflict Minerals Policy. The Company adopted a policy relating to Conflict Minerals (the “Company Policy”). The policy states in part that Zeltiq supports the Dodd-Frank Act’s goal of preventing armed groups in the Covered Countries from benefiting from the sourcing of Conflict Minerals in that region. The Company Policy also provides that the Company’s goal is to source products from suppliers that share its values with regard to human rights, ethics, and social and environmental responsibility. In the Company Policy, the Company has established certain standards and expectations for its suppliers designed to further its commitment to this goal. The Policy can be found at http://investor.coolsculpting.com/governance.cfm.

Management Systems. A Conflict Minerals management team was established, consisting of the Vice President of Operations, the Director of Purchasing, the Senior Vice President, General Counsel and Corporate Secretary, and the Corporate Counsel. The management team collectively devised a Conflict Minerals plan for internal information management and supplier engagement as well as the Company Policy.

Grievance Mechanism. The Company has an established Whistleblower Hotline. Customers, employees or other interested parties are able to provide anonymous information about the Company, including grievances or other information related to Conflict Minerals.

Identification of Relevant Suppliers. To identify relevant suppliers, the Company’s Directors of Purchasing and Manufacturing reviewed the bill of materials for any items that contained metals and compiled a list of all suppliers of metals for products manufactured in 2013. This list was validated by the Vice President of Operations, The Company identified 64 suppliers that provided products containing any type of metal used to manufacture products within the calendar year 2013. Consistent with the plan, the Company surveyed all of these suppliers, sending to each a letter informing the supplier of the Company’s requirements under the Conflict Minerals regulations and requesting that the supplier identify all products it provided to the Company that included tin, tungsten, tantalum, and/or gold.

Strengthened Engagement with Suppliers/ Identification of Supply Chain Risk. The Company then focused on enhancing its engagement with suppliers of those products that had been identified as containing Necessary Conflict Minerals. The Company communicated to those suppliers the standards and expectations set forth in the Company Policy. The Company asked that these first-tier suppliers identify the countries of origin of the Necessary Conflict Minerals, including mine location, as well as all smelters or refiners in their supply chains that supply these materials or whether these materials came from recycled or scrap sources. If any of the first-tier suppliers were unable to provide this information, the Company requested that they ask their sub-suppliers for this information in turn so as to eventually identify the countries of origin, mine location and smelters and refiners in the supply chains. In conducting its RCOI and supply chain due diligence, the Company leveraged the Conflict Minerals Reporting Template (“CMRT”) available through the Conflict-Free Sourcing Initiative (“CFSI”) (also commonly referred to as the EICC-GeSI reporting template) and also referred suppliers to other resources publicly available through the CFSI’s Conflict-Free Smelter Program (the “CFSP”). The CMRT facilitates the transfer of information through the supply chain regarding country of origin, mine location and smelters and refiners used. Additionally, as part of the Company’s outreach to suppliers, it has encouraged them to provide all information relevant to the Conflict Minerals process.

All suppliers have responded, and all but four suppliers responded in the Company’s requested time frame. The Company tracks all of its communications and continues to follow up with suppliers for supplemental information. The Company reviewed the CMRTs and other information provided by its suppliers to assess the reasonableness of the responses and to look for inconsistencies or other apparent inaccuracies. The Company also had discussions with some of the suppliers to better understand the steps being taken to obtain the information. When information provided by suppliers appeared to be incomplete, or potentially incorrect, the Company made further inquiry to better understand the underlying facts or requested supplemental information. The Company continues to follow up with suppliers and to provide supplier education and feedback as appropriate.

Risk Assessment and Response. To the extent that the Company was able to identify smelters and refiners that might be in the Company’s supply chain based on data provided by its suppliers, the Company took steps to assess the smelter’s or refiner’s due diligence to the extent practicable. In particular, the Company examined the information provided in the CMRT to determine if the smelter or refiner had been validated under the CFSP as “conflict free.” The CFSP provides information regarding those smelters or refiners that, following an independent third-party audit, have been found to be compliant with the CFSP’s assessment protocols to assure sourcing of only conflict-free materials. The Company is still in the process of analyzing the responsiveness and reliability of many of its suppliers’ responses, in addition to identifying relevant smelters and refiners. Of the smelters or refiners that have been identified as potentially applicable, some have not been identified as validated under the CFSP. The Company intends to encourage those suppliers sourcing from those smelters or refiners to source from validated smelters or refiners. Additionally, some of the suppliers identified smelters or refiners on a division- or company-wide basis and those smelters or refiners may not be applicable to the specific products supplied to the Company.

Additionally, key members of the various departments within the Company sit on the Disclosure Committee, which meets quarterly to discuss potential risks and disclosures, including those regarding risks related to Conflict Minerals. The members of the Committee, in turn, relay the issues to others within their respective departments to solicit any additional relevant information. The Company reserves its right to terminate suppliers who are not compliant with its Conflict Mineral Policy.

Conclusions

Identified Smelters and Refiners. While some of the Company’s suppliers provided information for the particular products they supply to the Company, several of the suppliers provided this information on a division- or company-wide basis. When the supplier provided product-level information or what reasonably appeared to be product-level information, the Company has listed below the smelters or refiners identified by the supplier. However, when the supplier provided only division- or company-level information, the Company determined that it did not have sufficient information to identify the particular smelter or refiner that processed the Necessary Conflict Minerals contained in the particular type of component in the Covered Products, and thus did not include the smelters or refiners below. Based on the information that was provided by the Company’s suppliers and otherwise obtained through the due diligence process, the Company believes that, to the extent reasonably determinable by the Company, the facilities that were used to process the Necessary Conflict Minerals contained in the Covered Products included the following smelters and refiners: Arubis, BAMSTC, CNMC (Guangxi) PGMA Co. Ltd., CV United Smelting, DS, Grant Manufacturing, Heimerle + Meule GmbH, Johnson Matthey, Liuzhou China Tin, Malaysia Smelting Corp., Metallo Chimique, Metalor USA Refining, Minsur, Mitsubishi Material, Nathan Trotter, Novosibirsk Integrated Tin Works, PT Belitung Industri Sejahtera, PT Koba Tin, PT Tambang Timah, PT Timah, Royal Canadian Mint, SIP, Thaisarco, Vinto, Yunnan Chengfeng, and Yunnan Tin Company Limited.

Identified Countries of Origin. As noted above, when the supplier provided product-level information or what reasonably appeared to be product-level information, the Company has listed below the countries of origin identified by the supplier. However, when the supplier provided only division- or company-level information, the Company determined that it did not have sufficient information to identify the particular countries of origin of the Conflict Minerals contained in the particular types of component in the Covered Products, and thus did not include the country of origin below. Based on the information obtained pursuant to the due diligence process, the Company does not have sufficient information, with respect to the Covered Products to determine the country of origin of all of the Necessary Conflict Minerals in the Covered Products; however, based on the information that has been obtained, the Company reasonably believes that the countries of origin of the Conflict Minerals include the countries listed below: Australia, Bolivia, Central Africa (Rwanda and the southern Katanga Province of the DRC that is not within the recognized conflict areas of Eastern DRC), and Indonesia. One smelter was reported by a supplier to be sourcing from Rwanda and the DRC. That smelter is listed by the CFSP as having received a “conflict-free” designation from an independent third-party audit program through February 28, 2014

Efforts to Identify Mine of Origin. The Company has undertaken the following efforts to identify the specific mine or location of origin of the Necessary Conflict Minerals within the above-referenced countries of origin: The Company has undertaken the due diligence process described above and continues to follow up with its suppliers to gather additional details and information.

DRC Conflict Undeterminable. After performing the due diligence described above, the Company was unable to determine whether or not any of the Covered Products qualifies as “DRC conflict free,” as defined under the Rule. Accordingly, the Company has reasonably determined that each of the Covered Products is “DRC conflict undeterminable,” as defined in the Rule. Under SEC guidance, an Independent Private Sector Audit is not required be performed with respect to this Report.

Future Due Diligence and Risk Mitigation. The Company expects to take the following steps, among others, to improve its due diligence measures and to further mitigate the risk that the Necessary Conflict Minerals contained in the Company’s products benefit armed groups in the Covered Countries. The Company intends to continue to engage with suppliers to obtain current, accurate, and complete information about the supply chain and and to encourage suppliers to implement responsible sourcing and to request that they encourage their smelters and refiners to obtain a “conflict-free” designation from an independent, third-party auditor.

Cautionary Note on Forward-Looking Statements
Forward-looking statements in this Report are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Investors are cautioned that statements in this Report that are not strictly historical statements, including without limitation, the Company’s intentions and expectations regarding further supplier engagement, due diligence and risk mitigation efforts and strategy, constitute forward-looking statements that involve risks and uncertainties. Words such as “expects,” ”anticipates,” “targets,” “goals,” “projects,” ”intends,” “plans,” “believes,” “seeks,” “estimates,” “evaluates,” variations of these words, and similar expressions are intended to identify such forward-looking statements. Actual results could differ materially from the forward-looking statements. Risks and uncertainties that could cause actual results to differ include, without limitation, risks and uncertainties associated with the progress of industry and other supply chain transparency and smelter or refiner validation programs for Conflict Minerals (including the possibility of inaccurate information, fraud and other irregularities), inadequate supplier education and knowledge, limitations on the ability or willingness of suppliers to provide more accurate, complete and detailed information and limitations on the Company’s ability to verify the accuracy or completeness of any supply chain information provided by suppliers or others.